Exhibit 1.1

EXECUTION VERSION

HAWAIIAN AIRLINES, INC.
$328,260,000
Hawaiian Airlines Pass Through Certificates, Series 2013-1A-O
$116,280,000
Hawaiian Airlines Pass Through Certificates, Series 2013-1B-O

UNDERWRITING AGREEMENT

                   May 14, 2013

CITIGROUP GLOBAL MARKETS INC.
GOLDMAN, SACHS & CO.
MORGAN STANLEY & CO. LLC

As representatives of the several underwriters
     named in Schedule II hereto

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013

c/o Goldman, Sachs & Co.
200 West Street
New York, NY 10282

c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

Hawaiian Airlines, Inc., a Delaware corporation (the “Company”), proposes that Wilmington Trust, National Association, as trustee under each of the Original Trusts (as defined below) (each, a “Trustee”), issue and sell to the underwriters named in Schedule II hereto Hawaiian Airlines Pass Through Certificates, Series 2013-1A-O (the “Class A Certificates”),

Hawaiian Airlines Pass Through Certificates, Series 2013-1B-O (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”), in the aggregate face amounts and with the stated interest rates and final expected distribution dates set forth on Schedule I hereto on the terms and conditions stated herein.

The Certificates will be issued pursuant to a Pass Through Trust Agreement, dated as of May 29, 2013 (the “Basic Agreement”), between the Company and the Trustee, as supplemented with respect to the issuance of each class of Certificates by a separate Pass Through Trust Supplement to be dated as of the Closing Date (as defined below) (individually, an “Original Trust Supplement”), between the Company and the Trustee (the Basic Agreement as supplemented by each such Original Trust Supplement being referred to herein individually as an “Original Pass Through Trust Agreement”).  The Original Trust Supplements are related to the creation and administration of Hawaiian Airlines Pass Through Trust 2013-1A-O (the “Class A Trust”) and Hawaiian Airlines Pass Through Trust 2013-1B-O (the “Class B Trust” and, together with the Class A Trust, the “Original Trusts”). As used herein, unless the context otherwise requires, the term “Underwriters” shall mean the firms named as Underwriters in Schedule II, and the term “you” shall mean, collectively, Citigroup Global Markets Inc. (“Citi”), Goldman, Sachs & Co. (“GS”) and Morgan Stanley & Co. LLC (“MS”).

The cash proceeds of the offering of Certificates by each Original Trust will be paid to Wells Fargo Bank Northwest, National Association, as escrow agent (the “Escrow Agent”), under an Escrow and Paying Agent Agreement among the Escrow Agent, the Underwriters, the Trustee of such Original Trust and Wilmington Trust, National Association, as paying agent (the “Paying Agent”), for the benefit of the holders of the Certificates issued by such Original Trust (each, an “Escrow Agreement”).  The Escrow Agent will deposit such cash proceeds (each, a “Deposit”) with Natixis S.A., a French société anonyme acting via its New York Branch (the “Depositary”), in accordance with a Deposit Agreement relating to such Original Trust (each, a “Deposit Agreement”), and, subject to the fulfillment of certain conditions, will withdraw Deposits upon request to allow the Trustee to purchase Equipment Notes (as defined in the Note Purchase Agreement (as defined below)) from time to time pursuant to a Note Purchase Agreement to be dated as of the Closing Date (the “Note Purchase Agreement”) among the Company and Wilmington Trust, National Association, as Trustee of each of the Original Trusts, as Subordination Agent (as hereinafter defined), as Paying Agent and as the Escrow Agent.  Each Escrow Agent will issue receipts to be attached to each related Certificate (“Escrow Receipts”) representing each holder’s interest in amounts deposited with such Escrow Agent with respect to the related class of Certificates and will pay to such holders through the related Paying Agent interest accrued on the Deposits and received by such Paying Agent pursuant to the related Deposit Agreement at a rate per annum equal to the interest rate applicable to the corresponding Certificates. The Equipment Notes will be guaranteed by Hawaiian Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), as described in the Parent Guarantee (as defined in the Original Pass Through Trust Agreement).

Upon the earlier of (i) the first Business Day after January 15, 2015 or, if later, the fifth Business Day after the Delivery Period Termination Date (as defined in the applicable Original Trust Supplement) and (ii) the fifth Business Day following the occurrence of a Triggering Event (as defined in the Intercreditor Agreement) (such Business Day, the “Trust

Transfer Date”), or, if later, the date on which all of the conditions set forth in Section 7.01 of the Original Trust Supplements have been satisfied, each of the Original Trusts will transfer and assign all of its assets and rights to a newly-created successor trust with substantially identical terms except as described in the Prospectus (as hereinafter defined) (each, a “Successor Trust” and, together with the Original Trusts, the “Trusts”) governed by the Basic Agreement, as supplemented with respect to each class of Certificates by a separate Pass Through Trust Supplement (individually, a “Successor Trust Supplement”), between the Company and the Trustee (the Basic Agreement, as supplemented by each such Successor Trust Supplement, being referred to herein individually as a “Successor Pass Through Trust Agreement” and, together with the Original Pass Through Trust Agreements, the “Designated Agreements”).  Each Certificate outstanding on the Trust Transfer Date will represent the same interest in the Successor Trust as the Certificate represented in the Original Trust.  Wilmington Trust, National Association initially will also act as trustee of the Successor Trusts (each, a “Successor Trustee”).

Certain amounts of interest payable on the Certificates issued by the Class A Trust and the Class B Trust will be entitled, in each case, to the benefits of a separate liquidity facility.  Natixis S.A., acting through its New York Branch (the “Liquidity Provider”) will enter into separate revolving credit agreements with respect to the Class A Trust and the Class B Trust  (collectively, the “Liquidity Facilities”) to be dated as of the Closing Date for the benefit of the holders of the Certificates issued by such Trusts.  The Liquidity Provider and the holders of the Certificates will be entitled to the benefits of an Intercreditor Agreement to be dated as of the Closing Date (the “Intercreditor Agreement”) among the Trustees, Wilmington Trust, National Association, as subordination agent and trustee thereunder (the “Subordination Agent”) and the Liquidity Provider.

The Company  and the Parent Guarantor have filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3 (File No. 333-187255 and 333-187255-01) relating to securities, including pass through certificates (the “Shelf Securities”), to be issued from time to time by the Company, and securities, including the Parent Guarantee, to be issued from time to time by the Parent Guarantor.  The registration statement (including the respective exhibits thereto and the respective documents filed by the Company and the Parent Guarantor with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), that are incorporated by reference therein), as amended to and including the date of this Agreement, including the information (if any) deemed retroactively to be part of the registration statement pursuant to Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”) that has not been superseded or modified, is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated April 18, 2013 filed as part of the Registration Statement, in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act, is hereinafter referred to as the “Basic Prospectus”.  The Basic Prospectus, as supplemented by the final prospectus supplement specifically relating to the Certificates in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act, is hereinafter referred to as the “Prospectus”, and the term “preliminary prospectus” means any preliminary form of the

Prospectus filed with the Commission pursuant to Rule 424 under the Securities Act.  For purposes of this Agreement, (i) “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act and (ii) “Time of Sale Prospectus” means the preliminary prospectus together with the free writing prospectuses, if any, each identified in Schedule IV hereto.  As used herein, the terms “Registration Statement”, “Basic Prospectus”, “preliminary prospectus”, “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein.  The terms “supplement”, “amendment” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company and the Parent Guarantor with the Commission pursuant to the Exchange Act and incorporated by reference therein.

Capitalized terms used but not defined in this Underwriting Agreement (the “Agreement”) shall have the meanings specified therefor in the Original Pass Through Trust Agreements, the Note Purchase Agreement or the Intercreditor Agreement; provided that, as used in this Agreement, the term “Operative Agreements” shall mean the Designated Agreements, the Intercreditor Agreement, the Liquidity Facilities, the Parent Guarantee, the Escrow Agreements, the Deposit Agreements, the Assignment and Assumption Agreements and the Financing Agreements (as defined in the Note Purchase Agreement).

1.           Representations and Warranties.  (a)  Each of the Company and the Parent Guarantor represents and warrants to, and agrees with each Underwriter that:

        (i)   The Company and the Parent Guarantor meet the requirements for use of Form S-3 under the Securities Act; the Registration Statement has become effective; and, on the original effective date of the Registration Statement, the Registration Statement complied in all material respects with the requirements of the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company or the Parent Guarantor, threatened by the Commission.  The Registration Statement is a shelf registration statement; the Parent Guarantor and the Company are both eligible to use the Registration Statement as a shelf registration statement; and neither the Company nor the Parent Guarantor has received notice that the Commission objects to the use of the Registration Statement as a shelf registration statement.  The Registration Statement, as of the date of the filing did not, as of the date hereof does not, and, as amended or supplemented, if applicable, at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Prospectus, as of the date hereof, does not contain and as amended or supplemented, if applicable, at the Closing Date will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Registration Statement, as of the date of filing complied as to form, and the Registration Statement, the Time of Sale Prospectus and the Prospectus, as of the date hereof, comply as to form, and as amended or supplemented, if applicable, at the Closing Date will comply as to form, in all material respects with the Securities Act and the applicable rules and regulations of the

Commission thereunder.  Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus complied, or will comply when so filed, in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder.  The Time of Sale Prospectus did not, as of 2:20 P.M., Eastern Time, on the date of this Agreement (the “Applicable Time”), and the Time of Sale Prospectus, as then amended or supplemented, by the Company and the Parent Guarantor, if applicable, will not as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Any information included in any “issuer free writing prospectus” (as defined in Rule 433(h) under the Securities Act), when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and, when used in connection with the offering of the Certificates does not conflict with the information contained in the Registration Statement, including any prospectus or prospectus supplement that is part of the Registration Statement (including pursuant to Rule 430B under the Securities Act) and not superseded or modified.  The preceding sentences do not apply to statements in or omissions from the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon (A) the Underwriter Information (as hereinafter defined), (B) statements or omissions in that part of each Registration Statement which shall constitute the Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), on Form T-1 or (C) the Depositary Information (as hereinafter defined).

(ii)           There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, properties or results of operations of the Parent Guarantor and its consolidated subsidiaries, including the Company, taken as a whole, from that set forth in the Time of Sale Prospectus.

(iii)           Neither the Company nor the Parent Guarantor is an “ineligible issuer” in connection with the offering of the Certificates or the Parent Guarantee pursuant to Rule 405 under the Securities Act.  Any free writing prospectus that the Company or the Parent Guarantor is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.  Each free writing prospectus that the Company or the Parent Guarantor has filed in connection with the offering of the Certificates, or is required to file in connection with the offering of the Certificates, pursuant to Rule 433(d) under the Securities Act complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.  Except for the free writing prospectuses, if any, identified in Schedule IV hereto, neither the Company nor the Parent Guarantor has prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to any free writing prospectus in connection with the offering of the Certificates.

(iv)           The Parent Guarantor has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its property and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus; and the Parent Guarantor is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not, individually or in the aggregate, either (i) have a material adverse effect on the condition, financial or otherwise, or in the earnings, business, properties or results of operations of the Parent Guarantor and the Company and its consolidated subsidiaries, taken as a whole or (ii) prevent or materially interfere with the consummation of the transactions contemplated by this Agreement or any of the Operative Agreements to which the Parent Guarantor or the Company  is or will be a party (the occurrence of any such effect or any such prevention or interference or any such result described in the foregoing clauses (i) and (ii) being herein referred to as a “Material Adverse Effect”).

(v)           Each subsidiary of the Parent Guarantor, including the Company, listed on Schedule V hereto (together, the “Subsidiaries”) has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus; and each Subsidiary, including the Company, is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary, including the Company, has been duly authorized and validly issued.

(vi)           The execution, delivery and performance of this Agreement and the Operative Agreements to which the Company or the Parent Guarantor is or will be a party and the consummation by the Company or the Parent Guarantor of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of the Company or the Parent Guarantor and will not result in (i) any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than any lien, charge or encumbrance created under any Operative Agreement) upon any property or assets of the Company or the Parent Guarantor pursuant to any indenture, loan agreement (including the Amended and Restated Credit Agreement, dated as of December 10, 2010, as amended as of January 31, 2013, by and among the Parent Guarantor, the Company, the lenders party thereto, and Wells Fargo Capital Finance, Inc., as agent (except as disclosed in the Registration Statement, the Time of Sale Prospectus or the Prospectus)), contract, mortgage, note, lease or other instrument to which the Company or the Parent Guarantor is a party or by which the Company or the Parent Guarantor may be bound or to which any of the property or assets of the Company or the Parent Guarantor is subject, (ii) any violation of the provisions of the charter or by-laws of the Company or the Parent Guarantor or (iii) any violation of any statute, any rule, regulation, judgment, or order or decree of any government, governmental agency or body or court, domestic or foreign, having jurisdiction over the Company or the Parent Guarantor, except, in the case of clause (i) and (iii), for any such breach, default, lien, charge, encumbrance or violation as would not, individually or in the aggregate, have a Material Adverse Effect.

(vii)           No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the valid authorization, execution and delivery by the Company or the Parent Guarantor of this Agreement and the Operative Agreements to which they are or will be a party and for the consummation of the transactions contemplated herein and therein, except (x) such as may be required under the Securities Act, the Trust Indenture Act, the securities or “blue sky” or similar laws of the various states and of foreign jurisdictions or rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (y) except for filings or recordings with the Federal Aviation Administration (the “FAA”) and under the Uniform Commercial Code (the “UCC”) or other laws in effect in any applicable jurisdiction governing the perfection of security interests, which filings or recordings referred to in this clause (y), with respect to any particular set of Financing Agreements, shall have been made, or duly presented for filing or recordation, or shall be in the process of being duly filed or filed for recordation, on or prior to the applicable Funding Date (as defined in the Note Purchase Agreement) for each of the six Airbus A330-243 aircraft (collectively, the “Aircraft”) related to such Financing Agreements and (z) such as may be required in connection with the registration of the “international interests” created pursuant to the applicable Indenture under the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment signed in Cape Town, South Africa on November 16, 2001.

(viii)           This Agreement has been duly authorized, executed and delivered by each of the Company and the Parent Guarantor and each of the Operative Agreements to which the Company and the Parent Guarantor will be a party has been or will be duly authorized, executed and delivered by the Company or the Parent Guarantor, as the case may be, on or prior to the Closing Date or the applicable Funding Date, as the case may be.

(ix)           Each of the Equipment Notes to be issued under each related Indenture (as defined in the Original Trust Supplements) has been duly authorized and when duly executed and delivered by the Company, and duly authenticated by the related Indenture Trustee in accordance with the terms of such Indenture, will be duly issued under such Indenture, will be entitled to the benefits of such Indenture, and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (x) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(x)           Each of the Operative Agreements (other than the Equipment Notes) to which the Company or the Parent Guarantor is or will be a party, when duly executed and delivered by the Company or the Parent Guarantor, as the case may be, assuming that such Operative Agreements have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of, each other party thereto, will constitute valid and binding obligations of the Company or the Parent Guarantor, as the case may be, enforceable in accordance with their terms, except (x) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and subject, in the case of the Successor Pass Through Trust Agreements, to the delayed effectiveness thereof as set forth therein.  The Basic Agreement, has been duly qualified under the Trust Indenture Act.  The Certificates will, upon execution and delivery thereof, conform in all material respects to the descriptions thereof in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(xi)           The consolidated financial statements of the Company included in and incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus, together with the related notes thereto, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and cash flows or changes in financial position of the Company and its consolidated subsidiaries for the periods specified.  Except as stated therein, such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The financial statement schedules, if any, included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly the information required to be stated therein.

(xii)   The Company (i) is an “air carrier” within the meaning of 49 U.S.C.  Section 40102(a); (ii) holds an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code, as amended, for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo; and (iii) is a “citizen of the United States” as defined in 49 U.S.C. Section 40102(a).

(xiii)           The Company, the Parent Guarantor and each of the Subsidiaries maintain insurance covering their respective owned and leased properties (including its aircraft), operations and businesses, and self-insurance covering the Company’s and the Parent Guarantor’s healthcare benefits for personnel, as the Company and the Parent Guarantor reasonably deems adequate in accordance with customary industry practice to protect the

Company, the Parent Guarantor and the Subsidiaries and their respective businesses as currently conducted; none of the Company, the Parent Guarantor or any of the Subsidiaries has reason to believe that it will not be able to renew or replace any such insurance as and when such insurance expires, except any inability to renew or replace as would not have a Material Adverse Effect;

(xiv)           On or prior to the Closing Date, the issuance of the Certificates will be duly authorized by the Trustee.  When duly executed, authenticated, issued and delivered in the manner provided for in the Original Pass Through Trust Agreements and sold and paid for as provided in this Agreement, the Certificates will be legally and validly issued and will be entitled to the benefits of the relevant Original Pass Through Trust Agreement; based on applicable law as in effect on the date hereof, upon the execution and delivery of the Assignment and Assumption Agreements in accordance with the Original Pass Through Trust Agreements, the Certificates will be legally and validly outstanding under the related Successor Pass Through Trust Agreements; and when executed, authenticated, issued and delivered in the manner provided for in the Escrow Agreements, the Escrow Receipts will be legally and validly issued and will be entitled to the benefits of the related Escrow Agreements.

 (xv)           Each of the Company, the Parent Guarantor and the Subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it which is material to the business of the Company, the Parent Guarantor and the Subsidiaries in each case free and clear of all liens, claims, security interests or other encumbrances, except liens on real property, aircraft and engines, parts, rotables, and other equipment of the Company and the Parent Guarantor that are described in or incorporated by reference into the Registration Statement, the Time of Sale Prospectus and the Prospectus or such as would not have a Material Adverse Effect; and all of the property described in the Registration Statement, Time of Sale Prospectus and the Prospectus as being held under lease by the Company, the Parent Guarantor or any of the Subsidiaries is held thereby under valid, subsisting and enforceable leases.

(xvi)           No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Parent Guarantor or any of the Subsidiaries is pending or, to the knowledge of the Company or the Parent Guarantor, threatened to which the Company, the Parent Guarantor  or any of the Subsidiaries is a party or to which any of their respective properties is subject (i) other than proceedings accurately described in all material respects in each of the Registration Statement, Time of Sale Prospectus and the Prospectus and proceedings that would not have a Material Adverse Effect or (ii) that are required to be described in the Registration Statement, Time of Sale Prospectus and the Prospectus and are not so described.

(xvii)           Except as described in or contemplated by the Registration Statement, Time of Sale Prospectus and the Prospectus, no material labor dispute with the employees of the Company, the Parent Guarantor, or any of the Subsidiaries exists or, to the knowledge of the Company or the Parent Guarantor is imminent; and neither the

Company nor the Parent Guarantor is aware, but without any independent investigation or inquiry, of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could reasonably likely result in a Material Adverse Effect.

(xviii)           (i) Each of the Company, the Parent Guarantor and the Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Government Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies, including the Department of Transportation, the FAA or the Federal Communications Commission necessary to conduct the business now operated by it, except where the failure to possess any such Government License would not, individually or in the aggregate, have a Material Adverse Effect; (ii) each of the Company, the Parent Guarantor and the Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; (iii) all of the Government Licenses are valid and in full force, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; and (iv) neither the Company nor the Parent Guarantor has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(xix)           The Company, the Parent Guarantor and (to the extent required) the Subsidiaries are in compliance with, and the Company, the Parent Guarantor and (to the extent required) each of the Subsidiaries hold, and are in compliance with, all permits, authorizations and approvals required under, Environmental Laws (as defined below) to conduct their respective businesses as currently conducted, except to the extent that failure to so comply or to hold or comply with such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect; except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no past, present or, to the Company’s or the Parent Guarantor’s knowledge, reasonably anticipated future facts or events, that would reasonably be expected to prevent compliance by the Company, the Parent Guarantor or any Subsidiary with, Environmental Laws; except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company, the Parent Guarantor or any of the Subsidiaries (i) is the subject of any investigation, (ii) has received any written notice or a claim that has not been resolved, (iii) is a party to any pending or, to the Company’s or the Parent Guarantor’s knowledge, threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of, or liability under, any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below). As used herein, “Environmental Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.

(xx)           To the knowledge of the Company and the Parent Guarantor, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with the Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) that would, individually or in the aggregate, be expected to have a Material Adverse Effect.

(xxi)           The accountants that examined and issued an auditors’ report with respect to the consolidated financial statements of the Company and the Parent Guarantor, and the financial statement schedules of the Company and the Parent Guarantor, if any, included or incorporated by reference in the Registration Statement, are independent registered public accountants within the meaning of the Securities Act with respect to the Company and the Parent Guarantor, as applicable.

(xxii)           None of the Parent Guarantor, the Company or the Original Trusts is, and the Successor Trusts (based on applicable law as in effect on the date hereof) will not be, as of the execution and delivery of the Assignment and Assumption Agreements in accordance with the Original Pass Through Trust Agreements, an “investment company”, or an entity “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), in each case required to register under the Investment Company Act; and after giving effect to the offering and sale of the Certificates and the application of the proceeds thereof as described in the Prospectus, none of (i) the Parent Guarantor, the Company and the Original Trusts, (ii) the Successor Trusts (based on the applicable law as in effect on the date hereof), as of the execution and delivery of the Assignment and Assumption Agreements in accordance with the Original Pass Through Trust Agreements and (iii) the escrow arrangements contemplated by the Escrow Agreements, will result in the creation of an “investment company”, or an entity “controlled” by an “investment company”, as defined in the Investment Company Act, in each case required to register under the Investment Company Act.

(xxiii)           Except as described in the Registration Statement, the Time of Sale Prospectus or the Prospectus, this Agreement and the other Operative Agreements to which the Company or the Parent Guarantor is or will be a party will, upon execution and delivery thereof, conform in all material respects to the descriptions thereof contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus (other than, in the case of the Financing Agreements to be executed and delivered after the Closing Date, as described in the Time of Sale Prospectus).

(xxiv)   None of Aircraft Information Services, Inc., BK Associates, Inc. and Ascend FG Advisory (each, an “Appraiser” and, collectively, the “Appraisers”) is an affiliate of the Company, the Parent Guarantor, or, to the knowledge of the Company or the Parent Guarantor, has a substantial interest, direct or indirect, in the Company or the Parent Guarantor.  To the knowledge of the Company and the Parent Guarantor, none of the officers and directors of any of such Appraisers is connected with the Company, the Parent Guarantor or any of their respective affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

(xxv)    None of the Company, the Parent Guarantor or any of the Subsidiaries or affiliates, nor any director, officer, or employee, nor, to the knowledge of the Company or the Parent Guarantor, any agent or representative of the Company, the Parent Guarantor or of any of the Subsidiaries or affiliates, has taken or will take any action corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “Government Official” to improperly influence official action or secure an improper advantage in an effort to obtain or retain business; and the Company, the Parent Guarantor and the Subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such anti-corruption laws and with the representation and warranty contained herein.  “Government Official” means any officer, director, employee or official of a government, or of any department, agency or instrumentality (including any state-owned or controlled company) of a government, a political party, or a public international organization, or any person acting in an official capacity for or on behalf of such government, political party, or public international organization or any candidate for public office.

(xxvi) The operations of the Company, the Parent Guarantor and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company, the Parent Guarantor and the Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Parent Guarantor or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company or the Parent Guarantor, threatened.

(xxvii) (a) Neither the Company, the Parent Guarantor nor any of the Subsidiaries, nor any director, officer, or employee thereof, nor, to the knowledge of the Company or the Parent Guarantor, any agent, affiliate or representative of the Company, the Parent Guarantor or any of the Subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(1)  the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury of the United Kingdom (“HMT”), or other applicable sanctions authority (collectively, “Sanctions”), nor

(2)  located, organized or resident in a country or territory that is the subject of a comprehensive trade embargo maintained by the United States (presently including Cuba, Iran, North Korea, Sudan and Syria).

(b)  Each of the Company and the Parent Guarantor represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(1)   to fund or facilitate any activities or business of or with any Person subject to Sanctions or in any country or territory that is the subject of a comprehensive trade embargo maintained by the United States, at the time of such funding or facilitation; or

(2)   in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(xxviii)   The Company, the Parent Guarantor and the Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xxix)              Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, each of the Company and the Parent Guarantor (A) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the material assets of the Company, the Parent Guarantor and the consolidated subsidiaries, as the case may be and (B) maintains a system of internal accounting controls sufficient to provide reasonable assurance on a consolidated basis that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement is accurate.

(xxx)           The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission's rules and guidelines applicable thereto.

(xxxi)           Each of the Company and the Parent Guarantor has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Parent Guarantor, including the consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; for the periods specified in the Registration Statement, the Company’s and the Parent Guarantor’s independent registered public accountants and the Audit Committee of the Board of Directors of the Company and the Parent Guarantor have been advised of: (i) all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s or the Parent Guarantor’s ability to record, process, summarize and report financial data; and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s or the Parent Guarantor’s internal controls; for the periods specified in the Registration Statement, all “significant deficiencies” and “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X under the Act) of the Company and the Parent Guarantor, if any, have been identified to the Company’s and the Parent Guarantor’s independent registered public accountants and are disclosed in the Registration Statement (excluding the exhibits thereto), each preliminary prospectus and the Prospectus; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company and the Parent Guarantor have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct; the Company, the Parent Guarantor, the Subsidiaries and the Company’s and the Parent Guarantor’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and the NASDAQ promulgated thereunder.

 (xxxii)  Each of the Company, the Parent Guarantor and the Subsidiaries owns or possesses, or can acquire on reasonable terms, all trademarks (both registered and unregistered), tradenames and other proprietary information currently employed in its business as now conducted (collectively, the “Intellectual Property”), and to the Company’s knowledge, there is no pending or threatened claim to the contrary or any challenge by any other person to the rights of the Company or any of the Subsidiaries with respect to the Intellectual Property; none of the Company, the Parent Guarantor or any of the Subsidiaries has infringed or is infringing the intellectual property of a third party, and none of the Company, the Parent Guarantor or any of the Subsidiaries has received written notice of a claim by a third party to the contrary.

(xxxiii)  All tax returns required to be filed through the date of this Agreement by the Company, the Parent Guarantor or any of the Subsidiaries have been timely filed or are subject to requests for extensions thereof, except where the failure to so file would not, individually or in the aggregate, have a Material Adverse Effect, and all material taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves, to the extent required by generally accepted accounting principles, have been provided.

(xxxiv)  All statistical or market-related data included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus, and the Prospectus are based on or derived from sources that the Company and the Parent Guarantor reasonably believe to be reliable and accurate.

(xxxv)  None of the following events has occurred or exists:  (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan which is a single-employer plan within the meaning of Section 4001(a)(15) of ERISA, determined without regard to any waiver of such obligations or extension of any amortization period, that would have a Material Adverse Effect; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company, the Parent Guarantor or any of the Subsidiaries that would have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of the Subsidiaries that would have a Material Adverse Effect.  Neither of the following events has occurred or, to the knowledge of the Company or the Parent Guarantor, is reasonably likely to occur:  (i) any event or condition giving rise to a liability under Title IV of ERISA (other than PBGC premiums not yet due) with respect to any Plan that would have a Material Adverse Effect; or (ii) the filing of a claim by one or more employees or former employees of the Company, the Parent Guarantor or any of the Subsidiaries related to their employment that would have a Material Adverse Effect.  For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company, the Parent Guarantor or any of the Subsidiaries has any liability.

(xxxvi)  None of the Company, the Parent Guarantor or any of their affiliates has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Certificates.

(b)           The Depositary represents and warrants to, and agrees with, each Underwriter and the Company that:

(i)           The information pertaining to the Depositary set forth under the caption “Description of the Deposit Agreements—Depositary” (collectively, the “Depositary Information”) in the Registration Statement, the Time of Sale Prospectus and the Prospectus, as amended and supplemented, does not contain any untrue statement of a material fact.

(ii)           The Depositary has been duly organized and is validly existing in good standing under the laws of France and is duly qualified to conduct banking business in the State of New York through its New York Branch, with corporate power and authority to own, lease and operate its property, to conduct its business as described in the Depositary Information and to enter into and perform its obligations under this Agreement and the Deposit Agreements.

(iii)           No consent, approval, authorization, or order of, or filing with any governmental agency or body or any court is required for the valid authorization, execution and delivery by the Depositary of this Agreement and the Deposit Agreements and for the consummation of the transactions contemplated herein and therein, except such as may have been obtained.

(iv)           The execution and delivery by the Depositary of this Agreement and the Deposit Agreements and the consummation of the transactions contemplated herein and therein have been duly authorized by the Depositary and will not violate any law, governmental rule or regulation or any of its organizational documents or any order, writ, injunction or decree of any court or governmental agency against it or the provisions of any indenture, loan agreement, contract or other instrument to which it is a party or is bound.

(v)           This Agreement has been duly authorized, executed and delivered by the Depositary, and the Deposit Agreements will be duly authorized, executed and delivered by the Depositary on or prior to the Closing Date.

(vi)           The Deposit Agreements, when duly authorized, executed and delivered by the Depositary, assuming that such Deposit Agreements have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of, the Escrow Agent, will constitute the legal, valid and binding obligations of the Depositary enforceable in accordance with their terms, except (x) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally and (y) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(vii)           Payments of interest and principal in respect of the Deposits are not subject under the laws of France or any political subdivision thereof to any withholdings or similar charges or deductions.

(c)           The parties agree that any certificate signed by a duly authorized officer of the Company or the Parent Guarantor and delivered to an Underwriter, or to counsel for the Underwriters, on the Closing Date and in connection with this Agreement or the offering of the Certificates, shall be deemed a representation and warranty by (and only by) the Company and/or the Parent Guarantor to the Underwriters as to the matters covered thereby.

2.           Purchase, Sale and Delivery of Certificates.

 (a)           On the basis of the representations, warranties and agreements herein contained, but subject to the terms and the conditions herein set forth, the Company agrees to cause the Trustees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Trustees, at a purchase price of 100% of the face amount thereof, the aggregate face amount of Certificates of each Pass Through Certificate designation set forth opposite the name of such Underwriter in Schedule II.  Concurrently with the issuance of the Certificates, the Escrow Agents shall issue and deliver to the Trustees the Escrow Receipts in accordance with the terms of the Escrow Agreements, which Escrow Receipts shall be attached to the related Certificates.

(b)           The Company is advised by you that the Underwriters propose to make a public offering of the Certificates as set forth in the Prospectus as soon after this Agreement has been entered into as in your judgment is advisable.  The Company is further advised by you that the Certificates are to be offered to the public initially at 100% of their face amount (the public offering price) plus accrued interest, if any, and to certain dealers selected by the Underwriters at concessions not in excess of the concessions set forth in the Prospectus, and that the Underwriters may allow, and such dealers may reallow, concessions not in excess of the concessions set forth in the Prospectus to certain other dealers.

(c)           As underwriting commission and other compensation to the Underwriters for their respective commitments and obligations hereunder in respect of the Certificates, including their respective undertakings to distribute the Certificates, the Company will pay to Citi for the accounts of the Underwriters the amount set forth in Schedule III hereto, which amount shall be allocated among the Underwriters in the manner determined by you and the Company.  Such payment will be made on the Closing Date simultaneously with the issuance and sale of the Certificates (with attached Escrow Receipts) to the Underwriters.  Payment of such compensation shall be made by Federal funds check or by wire transfer of immediately available funds.

(d)           Delivery of and payment for the Certificates (with attached Escrow Receipts) shall be made at the offices of Hughes Hubbard & Reed LLP at One Battery Park, New

York, New York 10004, at 10:00 A.M., New York, New York time, on May 29, 2013 or such other date, time and place as may be agreed upon by the Company and you (such date and time of delivery and payment for the Certificates (with attached Escrow Receipts) being herein called the “Closing Date”).  Delivery of the Certificates (with attached Escrow Receipts) issued by each Original Trust shall be made to Citi’s account at The Depository Trust Company (“DTC”) for the respective accounts of the several Underwriters against payment by the Underwriters of the purchase price thereof.  Payment for the Certificates issued by each Original Trust and the related Escrow Receipts attached thereto shall be made by the Underwriters by wire transfer of immediately available funds to the accounts and in the manner specified in the related Escrow Agreements.  The Certificates (with attached Escrow Receipts) issued by each Original Trust shall be in the form of one or more fully registered global Certificates, and shall be deposited with the related Trustee as custodian for DTC and registered in the name of Cede & Co.

(e)           The Company agrees to have the Certificates (with attached Escrow Receipts) available for inspection and checking by you in New York, New York not later than 1:00 P.M. on the business day prior to the Closing Date.

(f)           It is understood that each Underwriter has authorized Citi, on its behalf and for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Certificates (with attached Escrow Receipts) that it has agreed to purchase.  Each of Citi, GS and MS, individually and not as a representative, may (but shall not be obligated to) make payment of the purchase price for the Certificates to be purchased by any Underwriter whose check or checks shall not have been received by the Closing Date.

3.           Conditions of the Underwriters’ Obligations.  The several obligations of the Underwriters to purchase and pay for the Certificates shall be subject to the following conditions:

    (a)   On the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act and no proceedings therefor shall have been instituted or threatened by the Commission.

    (b)   On the Closing Date, you shall have received an opinion and 10b-5 statement of Hughes Hubbard & Reed LLP, outside counsel for the Company and the Parent Guarantor, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to you.

    (c)   On the Closing Date, you shall have received an opinion and 10b-5 statement of Wilson Sonsini Goodrich & Rosati PC, outside counsel for the Company and the Parent Guarantor, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to you.

    (d)   On the Closing Date, you shall have received an opinion statement of Hoyt H. Zia, General Counsel for the Company and the Parent Guarantor, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to you.

    (e)   On the Closing Date, you shall have received an opinion of Morris James LLP, counsel for Wilmington Trust, National Association, individually and as the Trustee, Subordination Agent and Paying Agent, dated the Closing Date and addressed to the Underwriters, in form and substance reasonably satisfactory to you.

    (f)   On the Closing Date, you shall have received an opinion of Ray, Quinney & Nebeker, counsel for the Escrow Agent, dated the Closing Date, in form and substance reasonably satisfactory to you.

    (g)   On the Closing Date, you shall have received (i) an opinion of Pillsbury Winthrop Shaw Pittman LLP, special New York counsel for the Liquidity Provider and the Depositary, and (ii) an opinion of in-house counsel for the Liquidity Provider and the Depositary, in each case, in form and substance reasonably satisfactory to you and dated the Closing Date.

    (h)   On the Closing Date, you shall have received an opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Underwriters, dated as of the Closing Date and addressed to the Underwriters, with respect to the issuance and sale of the Certificates, the Registration Statement, the Time of Sale Prospectus, the Prospectus and other related matters as the Underwriters may reasonably require.

    (i)   Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred any change, or any development reasonably likely to result in a change, in the condition (financial or otherwise), earnings, business, properties or results of operations of the Parent Guarantor, the Company and the Subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus as of the date of this Agreement that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable or inadvisable to proceed with the completion of the public offering of the Certificates on the terms and in the manner contemplated by the Registration Statement, the Time of Sale Prospectus and the Prospectus.

    (j)   You shall have received on the Closing Date a certificate, dated the Closing Date, addressed to the Underwriters and signed by an executive officer of the Company and an executive officer of the Parent Guarantor, in each such person’s capacity as an officer and on the Company’s behalf and the Parent Guarantor’s behalf as the case may be, to the effect that the representations and warranties of each of the Company and the Parent Guarantor contained in this Agreement are true and correct as of the Closing Date as if made on the Closing Date (except to the extent that they relate solely to an earlier date, in which case they shall be true and accurate as of such earlier date), that each of the Company and the Parent Guarantor has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder in all material respects on the Closing Date and that, subsequent to the execution and delivery of this Agreement, there shall not have occurred any material adverse change, or any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Parent Guarantor and the Company and its consolidated subsidiaries taken as a whole, except as set forth in or contemplated by the Time of Sale Prospectus.

    (k)   You shall have received from Ernst & Young LLP, (i) a letter, dated no later than the date hereof and addressed to the Underwriters, in form and substance satisfactory to you, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus, and (ii) a letter, dated the Closing Date and addressed to the Underwriters, which meets the above requirements, except that the specified date therein referring to certain procedures performed by Ernst & Young LLP will not be a date more than three business days prior to the Closing Date for purposes of this subsection.

    (l)   Subsequent to the execution and delivery of this Agreement, no downgrading shall have occurred in the rating accorded any securities issued or guaranteed by the Parent Guarantor, the Company or any of the Subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined in Section 3(a)(62) of the Exchange Act, or any public announcement that any such organization has under surveillance or review, or has changed its outlook with respect to, its rating of any securities issued or guaranteed by the Parent Guarantor, the Company or any of the Subsidiaries (other than an announcement with positive implications of a possible upgrading).

    (m)   Each of the Appraisers shall have furnished to you a letter from such Appraiser, addressed to the Company and the Parent Guarantor and dated the Closing Date, confirming that such Appraiser and each of its directors and officers (i) is not an affiliate of the Company, the Parent Guarantor or any of their respective affiliates, (ii) does not have any substantial interest, direct or indirect, in the Company, the Parent Guarantor or any of their respective affiliates and (iii) is not connected with the Company, the Parent Guarantor or any of their respective affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

    (n)   At the Closing Date, each of the Operative Agreements (other than the Assignment and Assumption Agreements and the Financing Agreements) shall have been duly executed and delivered by each of the parties thereto; and the representations and warranties of the Company contained in each of such executed Operative Agreements shall be true and correct as of the Closing Date (except to the extent that they relate solely to an earlier date, in which case they shall be true and correct as of such earlier date) and the Underwriters shall have received a certificate of the President or a Vice President of the Company, dated as of the Closing Date, to such effect.

    (o)   On the Closing Date, the Class A Certificates and the Class B Certificates shall have received the ratings indicated in the free writing prospectus identified as Item 4 in Schedule IV hereto from the nationally recognized statistical rating organizations named therein.

    (p)   On the Closing Date, the representations and warranties of the Company and the Parent Guarantor contained herein shall be true and correct as if made on the Closing Date (except to the extent that they relate solely to an earlier date, in which case they shall be true and correct as of such earlier date); and the statements of each of the Company and the Parent Guarantor and their respective officers made in any certificates delivered pursuant to this Agreement on the Closing Date shall be true and correct on and as of the Closing Date.

    (q)   On the Closing Date, the representations and warranties of the Depositary contained in this Agreement shall be true and correct as if made on the Closing Date (except to the extent that they relate solely to an earlier date, in which case they shall be true and correct as of such earlier date).

The Company and the Parent Guarantor will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters may reasonably request.

If any condition specified in this Section 3 shall not have been fulfilled when and as required to be fulfilled, other than by reason of any default by the Underwriters, such failure to fulfill a condition may be waived by you, or this Agreement may be terminated by you by notice to the Company and the Parent Guarantor at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party, except as provided in Sections 6, 8 and 10 hereof, which provisions shall remain in effect notwithstanding such termination.

4.           Certain Covenants of the Company and the Parent Guarantor.  Each of the Company and the Parent Guarantor covenants with each Underwriter as follows:

(a)           During the period described in the following sentence of this Section 4(a), the Company and the Parent Guarantor shall advise you promptly (and you shall promptly advise the Underwriters) of any proposal to amend or supplement the Registration Statement, Time of Sale Prospectus or the Prospectus (except by documents filed under the Exchange Act) and will not effect such amendment or supplement (except by documents filed under the Exchange Act) without your consent, which consent will not be unreasonably withheld.  If, at any time after the public offering of the Certificates, the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales of the Certificates by an Underwriter or a dealer, any event shall occur as a result of which it is necessary to amend the Registration Statement or amend or supplement the Prospectus so that the statements therein will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, contain a material misstatement or omission, or if it is necessary to amend the Registration Statement or amend or supplement the Prospectus to comply with law, the Company and the Parent Guarantor shall prepare and furnish at its expense to the Underwriters and to such dealers (whose names and addresses you will furnish to the Company and the Parent Guarantor) to which Certificates may have been sold by the Underwriters, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, contain a material misstatement or omission, or amendments or supplements to the Registration Statement or the Prospectus so that the Registration Statement or the Prospectus, as so amended or supplemented, will comply with law and cause such amendments or supplements to be filed promptly with the Commission.

(b)           During the period mentioned in paragraph (a) above, the Company and the Parent Guarantor shall notify each Underwriter immediately of (i) the effectiveness of any amendment to the Registration Statement, (ii) the transmittal to the Commission for filing of any supplement to the Prospectus or any document (other than a periodic report filed on Form 10-K or Form 10-Q or a current report filed on Form 8-K pursuant to the Exchange Act) that would as a result thereof be incorporated by reference in the Prospectus, (iii) the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus, (iv) any request by the Commission to the Company or the Parent Guarantor for any amendment to the Registration Statement or any supplement to the Prospectus or for additional information relating thereto or to any document incorporated by reference in the Prospectus and (v) receipt by the Company or the Parent Guarantor of any notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of the Certificates for offering or sale in any jurisdiction, or the institution or threatening of any proceeding for any of such purposes; and the Company and the Parent Guarantor agree to use every reasonable effort to prevent the issuance of any such stop order and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment and the Company and the Parent Guarantor shall (subject to the proviso to Section 4(g)) endeavor, in cooperation with the Underwriters, to prevent the issuance of any such stop order suspending such qualification and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(c)           During the period mentioned in paragraph (a) above, the Company will furnish to each Underwriter a conformed copy of the Registration Statement (as originally filed), and as many copies of the Time of Sale Prospectus, the Prospectus, and all amendments and supplements to such documents (excluding all exhibits and documents filed therewith or incorporated by reference therein) and as many conformed copies of all consents and certificates of experts, in each case as soon as available and in such quantities as each Underwriter reasonably requests.

(d)           Promptly following the execution of this Agreement, the Company and the Parent Guarantor will prepare a Prospectus that complies with the Securities Act and that sets forth the face amount of the Certificates and their terms (including, without limitation, terms of the Escrow Receipts attached to the Certificates) not otherwise specified in the preliminary prospectus or the Basic Prospectus included in the Registration Statement, the name of each Underwriter and the face amount of the Certificates that each severally has agreed to purchase, the name of each Underwriter, if any, acting as representative of the Underwriters in connection with the offering, the price at which the Certificates are to be purchased by the Underwriters from the Trustee, any initial public offering price, any selling concession and reallowance and any delayed delivery arrangements, and such other information as you, the Company, and the Parent Guarantor deem appropriate in connection with the offering of the Certificates.  The Company will timely transmit copies of the Prospectus to the Commission for filing pursuant to Rule 424 under the Securities Act.

(e)           The Company shall furnish to each Underwriter a copy of each free writing prospectus relating to the offering of the Certificates prepared by or on behalf of, used by, or referred to by the Company or the Parent Guarantor and shall not use or refer to any proposed free writing prospectus to which you reasonably object; provided that, if in the opinion of counsel to the Company, any such amendment or supplement shall be required by law or regulation to be filed, that the Company or the Parent Guarantor, as the case may be, shall be permitted to make such filing after taking into account such comments as the Underwriters and their counsel may reasonably make on the content, form or other aspects of such proposed amendment or supplement; and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such rule.

(f)   If the Time of Sale Prospectus is being used to solicit offers to buy the Certificates at a time when a Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, when delivered to a prospective purchaser, not misleading in any material respect, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, the Company and the Parent Guarantor shall forthwith prepare, file promptly with the Commission and furnish, at the Company’s expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company and the Parent Guarantor) to which Certificates may have been sold by the Underwriters, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading in any material respect or so that the Time of Sale Prospectus, as so amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(g)           The Company and the Parent Guarantor shall, in cooperation with the Underwriters, endeavor to arrange for the qualification of the Certificates for offer and sale under the applicable securities or “blue sky” laws of such jurisdictions in the United

States as you reasonably designate and will endeavor to maintain such qualifications in effect so long as required for the distribution of such Certificates; provided that the Company and the Parent Guarantor shall not be required to (i) qualify as a foreign corporation or as a dealer in securities, (ii) file a general consent to service of process or (iii) subject itself to additional taxation in any such jurisdiction.

(h)           Between the date of this Agreement and the Closing Date, the Company and the Parent Guarantor shall not, without your prior written consent, offer, sell or enter into any agreement to sell (as public debt securities registered under the Securities Act (other than the Certificates) or as debt securities which may be resold in a transaction exempt from the registration requirements of the Securities Act in reliance on Rule 144A thereunder and which are marketed through the use of a disclosure document containing substantially the same information as a prospectus for similar debt securities registered under the Securities Act), any equipment notes, pass through certificates, equipment trust certificates or equipment purchase certificates secured by aircraft owned by the Company or the Parent Guarantor (or rights relating thereto).

(i)    The Company and the Parent Guarantor shall prepare a final term sheet relating to the offering of the Certificates in the form of Annex A hereto and shall file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Certificates.

5.           Certain Covenants of the Underwriter. Each Underwriter represents, warrants and covenants that it has not made and will not make any offer relating to the Certificates that would constitute an issuer free writing prospectus; provided that this Section 5 shall not prevent the Underwriters from transmitting or otherwise making use of one or more customary “Bloomberg Screens” to offer the Certificates or convey preliminary or final pricing terms thereof that contain only information contained in the Time of Sale Prospectus.  Each Underwriter severally acknowledges and agrees that, except as set forth in Schedule IV hereto, neither the Company nor the Parent Guarantor has authorized or approved any “issuer information” for use in any free writing prospectus.

6.           Indemnification and Contribution.  (a)  Each of the Company and the Parent Guarantor agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any “issuer free writing prospectus” as defined in Rule 433(h) under the Securities Act, any Company or Parent Guarantor information that the Company or Parent Guarantor has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or the Prospectus, or in any amendment thereof or supplement thereto, or are caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Company nor the Parent Guarantor will be liable in any such case to the extent that any such loss, claim, damage or liability is caused by any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter specifically for inclusion therein (the “Underwriter Information”) or the Depositary Information.  This indemnity agreement will be in addition to any liability which the Company or the Parent Guarantor may otherwise have.

(b)           Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless each of the Company, the Parent Guarantor, their respective directors, each of their respective officers who signed the Registration Statement and each person who controls the Company or Parent Guarantor, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company and the Parent Guarantor to such Underwriter, but only with reference to the Underwriter Information provided by such Underwriter. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have.

(c)           Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 6, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve such indemnifying party from liability under Section 6(a) or 6(b) above unless and to the extent such indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 6(a) or 6(b) above.  The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  Subject to the foregoing sentence, it is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party and (ii) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

(d)           To the extent the indemnity provided for in paragraph (a), (b) or (c) of this Section 6 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company, the Parent Guarantor and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company, the Parent Guarantor and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company and the Parent Guarantor on the one hand and by the Underwriters on the other hand from the offering of the Certificates; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Certificates) be responsible for any amount in excess of the underwriting discount or commission applicable to the Certificates purchased by such Underwriter hereunder.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company, the Parent Guarantor and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Parent Guarantor on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.  Benefits received (or anticipated to be received) by the Company and the Parent Guarantor in connection with the offering of the Certificates shall be deemed to be equal to the total net proceeds from the offering of the Certificates (before deducting expenses) received by the related Trustee, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions received by Underwriters, in each case as set forth on the cover page of the Prospectus.  Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by or on behalf of the Company and the Parent Guarantor on the one hand or the Underwriters on the other hand and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company, the

Parent Guarantor and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this Section 6(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 6, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company or the Parent Guarantor within the meaning of either the Securities Act or the Exchange Act, each officer of the Company or the Parent Guarantor who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company or the Parent Guarantor, subject in each case to the applicable terms and conditions of this Section 6(d).  Notwithstanding anything to the contrary above, in no event shall any Underwriter be responsible under this Section 6(d) for any amounts in excess of the underwriting discount or commission actually paid to such Underwriter in connection with the transactions contemplated hereby.

(e)           The indemnity and contribution provisions contained in this Section 6 and the representations and warranties of the Company and the Parent Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Company, the Parent Guarantor, their officers or directors or any person controlling the Company or Parent Guarantor, and (iii) acceptance of and payment for any of the Certificates.  The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

7.           Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Certificates hereunder and the aggregate face amount of the Certificates that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total face amount of the Certificates, you may make arrangements satisfactory to the Company for the purchase of such Certificates by other persons, including any of the non-defaulting Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Certificates that such defaulting Underwriter or Underwriters agreed but failed to purchase.  If any Underwriter or Underwriters so default and the aggregate face amount of the Certificates with respect to which such default or defaults occurs exceeds 10% of the total face amount of the Certificates and arrangements satisfactory to you and the Company for purchase of such Certificates by other persons are not made within 36 hours after such default, then the Company shall be entitled to a further period of 36 hours within which to procure other persons reasonably satisfactory to the non-defaulting Underwriters to purchase such Certificates.  If, after giving effect to any such arrangements for the purchase of the Certificates of a defaulting Underwriter or Underwriters by the non defaulting Underwriters and the Company, the aggregate face amount of such Certificates that remains unpurchased exceeds 10% of the total face amount of the Certificates, then this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 6.  As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section.  Nothing herein will relieve a defaulting Underwriter from liability for its default.

8.           Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company and the Parent Guarantor, and their officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any termination of this Agreement, any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Parent Guarantor or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Certificates.  If for any reason the purchase of the Certificates by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid by it pursuant to Section 10 hereof (other than any reimbursement of out-of-pocket expenses (including reasonable fees and disbursements of counsel) of the Underwriters) and the respective obligations of the Company and the Underwriters pursuant to Section 6 hereof shall remain in effect.  If the purchase of the Certificates by the Underwriters is not consummated for any reason other than solely because of the occurrence of the termination of the Agreement pursuant to Section 7 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Underwriters in connection with the offering of such Certificates and comply with its obligations under Sections 6 and 10 hereof.

9.           Termination.  This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i)  trading generally shall have been materially suspended or materially limited on or by, as the case may be, either of The New York Stock Exchange or The NASDAQ Global Market, (ii) trading of any securities of the Parent Guarantor shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, (iv) there shall have occurred any attack on, outbreak or escalation of hostilities or act of terrorism involving, the United States, or any change in financial markets or any calamity or crisis that, in each case, in your judgment, is material and adverse or (v) any material disruption in securities settlement, payment or clearance services in the United States that would materially impair settlement and clearance with respect to the Certificates and (b) if the effect of any such events specified in clauses (a)(i) through (a)(v) make it, in the judgment of the Underwriters, impracticable or inadvisable to proceed with the offering of the Certificates.

10.           Payment of Expenses. As between the Company and the Underwriters, the Company shall pay all expenses incidental to the performance of the Company’s obligations under this Agreement, including the following:

(i)           expenses incurred in connection with (A) qualifying the Certificates for offer and sale under the applicable securities or “blue sky” laws of such jurisdictions in the United States as provided in Section 4(g) (including filing fees and reasonable fees and disbursements of counsel for the Underwriters in connection therewith), (B) the review (if any) of the offering of the Certificates by FINRA and (C) the preparation and distribution of any blue sky or legal investment memorandum by Milbank, Tweed, Hadley & McCloy LLP, Underwriters’ counsel;

(ii)           expenses incurred in connection with the preparation and making available to the Underwriters and the dealers (whose names and addresses the Underwriters will furnish to the Company) to which Certificates may have been sold by the Underwriters on their behalf and to any other dealers upon request, either of (A) amendments to the Registration Statement or amendments or supplements to the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not materially misleading or (B) amendments or supplements to the Registration Statement, the Time of Sale Prospectus, or the Prospectus so that the Registration Statement, the Time of Sale Prospectus or the Prospectus, as so amended or supplemented, will comply with law and the expenses incurred in connection with causing such amendments or supplements to be filed promptly with the Commission, all as set forth in Section 4(a) hereof;

(iii)           the expenses incurred in connection with the preparation, printing and filing of the Registration Statement (including financial statements and exhibits), as originally filed and as amended, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any issuer free writing prospectus and any amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Certificates (within the time period required by Rule 456(b)(1), if applicable), and the cost of furnishing copies thereof to the Underwriters and dealers;

(iv)           expenses incurred in connection with the preparation, printing and distribution of this Agreement, the Certificates and the Operative Agreements;

(v)           expenses incurred in connection with the delivery of the Certificates to the Underwriters;

        (vi)   reasonable fees and disbursements of the counsel and accountants for the Company;

        (vii)   reasonable expenses of the Company and Citi incident to the roadshow investor presentation for the offering and marketing of the Certificates, including any travel expenses;

        (viii)   to the extent the Company is so required under any Operative Agreement to which it is a party, the fees and expenses of the Mortgagee, the Subordination Agent, the Trustees, the Paying Agents, the Escrow Agents, the Depositary and the Liquidity Provider and the reasonable fees and disbursements of their respective counsel;

        (ix)   fees charged by rating agencies for rating the Certificates (including annual surveillance fees related to the Certificates as long as they are outstanding);

       (x)   reasonable fees and disbursements of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Underwriters;

       (xi)   all fees and expenses relating to appraisals of the Aircraft; and

       (xii)   except as otherwise provided in the foregoing clauses (i) through (xi), all other expenses incidental to the performance of the Company’s obligations under this Agreement, other than pursuant to Section 6.

11.           Notices.  All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Underwriters, shall be mailed, delivered or sent by facsimile transmission and confirmed to the Underwriters c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Attention: Transportation Finance Group, facsimile number (718) 577-5934, c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Registration Department and c/o Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention Equipment Finance Group, facsimile number (212) 761-1781; and, if sent to the Company, shall be mailed, delivered or sent by facsimile transmission and confirmed to it at 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 6 shall be sent by facsimile transmission or delivered and confirmed to such Underwriter.

12.           Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

13.           Representation of Underwriters.  You will act for the several Underwriters in connection with this purchase, and any action under this Agreement taken by you will be binding upon all the Underwriters.

14.           Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company and the Parent Guarantor, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

15.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

16.           APPLICABLE LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH

THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY LAW WHICH WOULD REQUIRE THE APPLICATION OF A LAW OF A DIFFERENT JURISDICTION.

17.           Submission to Jurisdiction; Venue; Appointment of Agent.

(a)  Each party hereto hereby irrevocably agrees, accepts and submits itself to the exclusive jurisdiction of the courts of the State of New York in the City and County of New York and of the United States for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Agreement.  Each of the parties to this Agreement agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

(b)  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by stay of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts, that such action or proceeding is brought in an inconvenient forum, or that venue for the action or proceeding is improper.

(c)  To the fullest extent permitted by applicable law, each party hereto hereby waives its respective rights to a jury trial or any claim or cause of action in any court in any jurisdiction based upon or arising out of or relating to this Agreement.

18.           No Fiduciary Duty. Each of the Company and the Parent Guarantor hereby acknowledges that in connection with the offering of the Certificates: (a) the Underwriters have acted at arm’s length, are not agents and owe no fiduciary duties to, the Company, the Parent Guarantor or any other person, (b) the Underwriters owe the Company and the Parent Guarantor only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (c) the Underwriters may have interests that differ from those of the Company and the Parent Guarantor.  The Company and the Parent Guarantor acknowledge that the Underwriters and their affiliates may provide financing or other services to parties whose interests may conflict with those of the Company and the Parent Guarantor and may enter into transactions in the Company’s and/or the Parent Guarantor’s common stock or other securities, including the Certificates, for their accounts and their customers’ accounts.  Each of the Company and the Parent Guarantor acknowledges that it is not relying on the advice of the Underwriters for tax, legal or accounting matters, that it is seeking and will rely on the advice of its own professionals and advisors for such matters and that it will make an independent analysis and decision regarding the offering of the Certificates based upon such advice.  Each of the Company and the Parent Guarantor agrees that it will determine, without reliance upon the Underwriters or their affiliates, the economic risks and merits, as well as the legal, regulatory, tax and accounting characterizations and consequences, of the transactions herein, and that it is capable of assuming the risks of entering into the transactions described herein.  Each of the Company and the Parent Guarantor acknowledges that the Underwriters are not in the business of providing tax advice, that it has received tax advice from its own tax advisors with appropriate expertise to assess any tax risks and that its senior executives at appropriate management positions have been apprised of such tax advice (and, if applicable, any tax risks) and the Underwriters’ disclaimers relating to tax matters.  Each of the Company and the Parent Guarantor waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Certificates and agrees that no Underwriter shall have any liability (whether direct or indirect) to either the Company or the Parent Guarantor in respect of such a fiduciary duty claim.

19.           Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to the Company and the Parent Guarantor one of the counterparts hereof, whereupon it will become a binding agreement among the Underwriters, the  Company, the Parent Guarantor and the Depositary in accordance with its terms.

Very truly yours,

HAWAIIAN AIRLINES, INC.

By:	/s/ Scott E. Topping
	Name:	Scott E. Topping
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

HAWAIIAN HOLDINGS, INC.

By:	/s/ Scott E. Topping
	Name:	Scott E. Topping
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

The foregoing Underwriting Agreement
is hereby confirmed and accepted
as of the date first above written

CITIGROUP GLOBAL MARKETS INC. GOLDMAN, SACHS & CO. MORGAN STANLEY & CO. LLC For themselves and on behalf of the several Underwriters listed in Schedule II hereto.

By:	CITIGROUP GLOBAL MARKETS INC.

	By:	/s/ George Kim
		Name:	George Kim
		Title:	Director

By:	GOLDMAN, SACHS & CO.

	By:	/s/ Michael Hickey
		Name:	Michael Hickey
		Title:	Vice President

By:	MORGAN STANLEY & CO. LLC

	By:	/s/ Heidi Ho
		Name:	Heidi Ho
		Title:	Executive Director

NATIXIS S.A. via its New York Branch, as Depositary

By:	/s/ Vinh Nguyen
	Name:	Vinh Nguyen
	Title:	Vice President

By:	/s/ Louis Douady
	Name:	Louis Douady
	Title:	Managing Director

SCHEDULE I

(Hawaiian Airlines Pass Through Certificates, Series 2013-1)

HAWAIIAN AIRLINES, INC.

Certificate Designation	Aggregate Face Amount	Stated Interest Rate	Final Expected Distribution Date
2013-1A-O	$328,260,000	3.90%	January 15, 2026
2013-1B-O	$116,280,000	4.95%	January 15, 2022

SCHEDULE II

Underwriters	2013-1A-O	2013-1B-O
Citigroup Global Markets Inc.	$118,173,600	$41,860,800
Goldman, Sachs & Co.	$82,065,000	$29,070,000
Morgan Stanley & Co. LLC	$82,065,000	$29,070,000
Natixis Securities Americas LLC	$29,543,400	$10,465,200
J.P. Morgan Securities LLC	$8,206,500	$2,907,000
Wells Fargo Securities, LLC	$8,206,500	$2,907,000
Total	$328,260,000	$116,280,000

SCHEDULE III

HAWAIIAN AIRLINES, INC.

Underwriting commission and other compensation:	$4,445,400
Closing date, time and location:	May 29, 2013 10:00 A.M., New York, New York time Offices of Hughes Hubbard & Reed LLP

SCHEDULE IV

Time of Sale Prospectus
1.  Basic Prospectus dated April 18, 2013 relating to Shelf Securities

2.  Preliminary Prospectus Supplement dated May 14, 2013 relating to the Certificates

3.  Free writing prospectus dated May 14, 2013 in the form attached as Annex A

4.  Free writing prospectus in the form of the net roadshow investor presentation of the Company dated May 14, 2013

SCHEDULE V

Hawaiian Airlines, Inc.

Hawaiian Gifts, LLC

Airline Contract Maintenance and Equipment, Inc.

ANNEX A

Pricing Supplement
Dated May 14, 2013i

Hawaiian Airlines, Inc.
$444,540,000
2013-1 Pass Through Trust
Class A and Class B Pass Through Certificates, Series 2013-1

Pricing Supplement dated May 14, 2013 to the preliminary prospectus supplement dated May 14, 2013 (as supplemented, the “Preliminary Prospectus Supplement”) of Hawaiian Airlines, Inc. (“Hawaiian Airlines”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2013-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2013-1 (“Class B Certificates”)
Amount:	$328,260,000	$116,280,000
CUSIP:	419838 AA5	419839 AA3
ISIN:	US419838AA57	US419839AA31
Coupon:	3.90%	4.95%
Make-Whole Spread over Treasuries:	0.35%	0.50%
Available Amount under Liquidity Facility at January 15, 2015:	$18,583,110	$8,391,735
Initial Maximum Commitment Amount Under Liquidity Facility:	$20,874,601	$9,385,250
Public Offering Price:	100%	100%
Underwriting:
Citigroup Global Markets Inc.	$118,173,600	$41,860,800
Goldman, Sachs & Co.	$82,065,000	$29,070,000
Morgan Stanley & Co. LLC	$82,065,000	$29,070,000
Natixis Securities Americas LLC	$29,543,400	$10,465,200
J.P. Morgan Securities LLC	$8,206,500	$2,907,000
Wells Fargo Securities, LLC	$8,206,500	$2,907,000
Concession to Selling Group Members:	0.50%	0.50%
Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$4,445,400
Hawaiian Airlines’s Transaction Expenses:	$2,500,000
Underwriting Agreement:	Dated May 14, 2013
Settlement:	May 29, 2013 (T+10) closing date, the 10th business day following the date hereof
Preliminary Prospectus Supplement:	Hawaiian Airlines has prepared a Preliminary Prospectus Supplement, dated May 14, 2013, which includes additional information regarding the Class A and Class B Certificates

The issuer and Hawaiian Holdings, Inc., as parent guarantor, have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the parent guarantor have filed with the SEC for more complete information about the issuer, the parent guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-212-723-6171, Goldman Sachs toll-free at 1-866-471-2526 or Morgan Stanley toll-free at 1-866-718-1649.